EXHIBIT 99.1

Oxford Reports Third Quarter Fiscal 2016 Results

--12% Increase in Third Quarter Revenue--

--Improved Y-O-Y Operating Results in Third Quarter--

ATLANTA, Dec. 06, 2016 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2016 third quarter ended October 29, 2016. Consolidated net sales increased 12% to $222.3 million compared to $198.6 million in the third quarter of fiscal 2015. The net loss from continuing operations was $0.10 per share in the third quarter of fiscal 2016 compared to a net loss from continuing operations of $0.08 in the same period of the prior year.  On an adjusted basis, the net loss from continuing operations was $0.07 per share in the third quarter of fiscal 2016 compared to a net loss from continuing operations of $0.08 in the third quarter of fiscal 2015.  The Company’s third quarter is typically its smallest quarter for sales and operating results due to the seasonality of its two largest brands, Tommy Bahama and Lilly Pulitzer.

For the first nine months of fiscal 2016, consolidated net sales increased 7% to $761.5 million compared to $709.7 million in the first nine months of fiscal 2015. Earnings from continuing operations in the first nine months of fiscal 2016 increased to $2.55 per share compared to $2.48 in the same period of the prior year. Adjusted earnings from continuing operations increased to $2.67 per share compared to $2.55 in the first nine months of fiscal 2015.

Thomas C. Chubb III, Chairman and CEO, commented, “We are generally pleased with our third quarter results. We delivered solid top line growth and modestly improved operating results.  We are mindful, however, that industry-wide traffic declines and an ongoing shift in consumer shopping patterns are increasingly evident features of today’s retailing environment.  We have seen this impact our business in the third quarter and in holiday to date, particularly for Tommy Bahama, with its larger and broader brick and mortar footprint. While also impacted by this environment, Lilly Pulitzer continued to post exceptional results in the third quarter with a sales increase of 19% including positive comp store sales growth of 12%. The energy surrounding Lilly Pulitzer continued and the team executed extremely well on all fronts – product, marketing and customer engagement.”

Mr. Chubb continued, “The remaining eight weeks of our fiscal year are very important as they include not only holiday selling, but also the resort season and initial Spring wholesale shipments, which are particularly meaningful to our brands. We are pleased to have entered the fourth quarter with clean, conservative inventories and believe we are well positioned with respect to our customers’ plans and the condition of the environment. While our teams have delivered exceptional product supported by strong holiday and resort marketing campaigns, given ongoing softness in traffic, we believe it is prudent to moderate our guidance for the year.”

Mr. Chubb concluded, “We are confident that our foundation of distinctive brands, Tommy Bahama, Lilly Pulitzer and Southern Tide, which hold exceptional positions in the retail marketplace, combined with an excellent operating infrastructure, a clear focus on our consumers, and talented, focused management teams, provide Oxford with ample opportunities to continue to deliver long-term value to our shareholders.”

Third Quarter Fiscal 2016 Consolidated Operating Results

The 12% year over year increase in consolidated net sales in the third quarter was driven by the addition of Southern Tide and increased sales in all operating groups.  Notably, both Lilly Pulitzer and Lanier Apparel had percentage sales increases in the high teens in the quarter.

Gross profit increased 10% in the quarter to $118.3 million. Gross margin in the third quarter of fiscal 2016 was 111 basis points lower than the same period of the prior year as Lanier Apparel’s gross margin was lower and its business represented a greater proportion of total Company sales than in the prior year.  Also, included in gross margin in the third quarter of fiscal 2016 was a $1.9 million benefit from the settlement of certain claims related to the 2010 Deepwater Horizon oil spill and a charge of $1.3 million associated with an unresolved customs matter.

In the third quarter of fiscal 2016, SG&A as a percentage of sales improved by 201 basis points primarily due to leverage on higher sales.  Consolidated SG&A was $121.7 million in the quarter compared to $112.7 million in the prior year with the increase primarily due to SG&A associated with the Southern Tide business and incremental costs associated with operating additional retail stores and restaurants.

Royalties and other operating income were $3.1 million in the third quarter of fiscal 2016 compared to $3.6 million in the third quarter of fiscal 2015.

Operating results in the third quarter of 2016 improved over the same period of the prior year. The operating loss was $0.3 million on a GAAP basis. On an adjusted basis, the Company had operating income of $0.2 million. This compares to a loss of $1.2 million on both a GAAP and adjusted basis in the third quarter of fiscal 2015.

Interest expense for the third quarter of fiscal 2016 was $0.7 million compared to $0.4 million in the third quarter of fiscal 2015.  Interest expense for the fiscal year is expected to be approximately $3.4 million.

For the third quarter of fiscal 2016, the effective tax rate was a negative 53% compared to 14% in the third quarter of fiscal 2015.  Lower earnings create volatility in the Company’s third quarter effective tax rate. For the whole of fiscal 2016, the effective tax rate is expected to be approximately 36% compared to 38.4% in fiscal 2015.

Balance Sheet and Liquidity

Inventory increased to $136.4 million at October 29, 2016 from $120.6 million at the end of the third quarter of fiscal 2015 with the increase almost entirely due to the addition of Southern Tide.  The Company believes that inventory levels at Tommy Bahama and Lilly Pulitzer are appropriate for planned sales in the fourth quarter.

The Company had $142.4 million of borrowings outstanding at October 29, 2016 compared to $68.7 million of borrowings outstanding at the end of the third quarter of fiscal 2015. This increase was primarily due to the purchase of Southern Tide on April 19, 2016. The Company ended the quarter with over $125 million of availability under its $325 million revolving credit agreement.

Fiscal 2016 Outlook

For the full year, the Company expects net sales in the $1.020 billion to $1.035 billion range. GAAP earnings per share are expected to be in a range of $3.31 to $3.46 and adjusted earnings per share in a range of $3.50 to $3.65. This compares with fiscal 2015 net sales of $969 million and earnings per share of $3.64 on an adjusted basis and $3.54 on a GAAP basis.

Capital expenditures for fiscal 2016 are expected to be approximately $55 million, primarily related to information technology initiatives, including additional omni-channel capabilities, new retail stores and the relocation and remodeling of certain retail locations including the recently completed remodel of Tommy Bahama’s store and restaurant in Scottsdale, AZ.

Dividend

The Company also announced that its Board of Directors has approved a cash dividend of $0.27 per share payable on January 27, 2017 to shareholders of record as of the close of business on January 13, 2017. The Company has paid dividends every quarter since it became publicly owned in 1960.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through December 20, 2016 by dialing (858) 384-5517 access code 8104224.

About Oxford

Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer® and Southern Tide® lifestyle brands.  Oxford also produces certain licensed and private label apparel products. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Non-GAAP Financial Information

The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP).  To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods.  These measures include adjusted earnings, adjusted earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A and adjusted operating income, among others. Management uses these non-GAAP financial measures in making financial, operational and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others.  Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.  These reconciliations present adjusted operating results information for certain historical and future periods.

Basis of Presentation

All financial results and outlook information included in this release, unless otherwise noted, are from continuing operations and all earnings per share amounts are on a diluted basis. The results from the Ben Sherman business, which was sold on July 17, 2015, are reflected as discontinued operations for all periods presented.

Safe Harbor

This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, the impact of economic conditions on consumer demand and spending for apparel and related products, particularly in light of general economic uncertainty that continues to prevail, demand for our products, competitive conditions, timing of shipments requested by our wholesale customers, expected pricing levels, retention of and disciplined execution by key management, the timing and cost of store openings and of planned capital expenditures, weather, costs of products as well as the raw materials used in those products, costs of labor, acquisition and disposition activities, expected outcomes of pending or potential litigation and regulatory actions, access to capital and/or credit markets, our ability to timely recognize our expected synergies from any acquisitions we pursue (including our recent acquisition of Southern Tide) and the impact of foreign operations on our consolidated effective tax rate. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended January 30, 2016 under the heading "Risk Factors" and those described from time to time in our future reports filed with the SEC.

Oxford Industries, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)

	October 29, 2016	October 31, 2015
ASSETS
Current Assets
Cash and cash equivalents	$5,351	$6,558
Receivables, net	68,492	60,344
Inventories, net	136,383	120,559
Prepaid expenses	29,558	26,570
Total Current Assets	$239,784	$214,031
Property and equipment, net	195,799	183,482
Intangible assets, net	185,957	144,491
Goodwill	51,053	17,238
Other non-current assets, net	22,882	22,400
Total Assets	$695,475	$581,642

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$53,144	$63,855
Accrued compensation	18,181	28,820
Other accrued expenses and liabilities	26,358	24,049
Liabilities related to discontinued operations	—	6,208
Total Current Liabilities	$97,683	$122,932
Long-term debt	142,425	68,744
Other non-current liabilities	69,176	66,936
Deferred taxes	13,643	3,101
Liabilities related to discontinued operations	3,279	—
Commitments and contingencies
Shareholders’ Equity
Common stock, $1.00 par value per share	16,773	16,582
Additional paid-in capital	129,762	123,698
Retained earnings	228,016	185,850
Accumulated other comprehensive loss	(5,282)	(6,201)
Total Shareholders’ Equity	$369,269	$319,929
Total Liabilities and Shareholders’ Equity	$695,475	$581,642

Oxford Industries, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Third Quarter Fiscal 2016	Third Quarter Fiscal 2015	First Nine Months Fiscal 2016	First Nine Months Fiscal 2015
Net sales	$222,308	$198,624	$761,539	$709,708
Cost of goods sold	104,029	90,735	325,422	296,340
Gross profit	$118,279	$107,889	$436,117	$413,368
SG&A	121,667	112,694	376,182	355,337
Royalties and other operating income	3,061	3,639	10,433	11,032
Operating (loss) income	$(327)	$(1,166)	$70,368	$69,063
Interest expense, net	716	449	2,505	1,961
(Loss) earnings from continuing operations before income taxes	$(1,043)	$(1,615)	$67,863	$67,102
Income taxes	555	(225)	25,408	26,119
Net (loss) earnings from continuing operations	$(1,598)	$(1,390)	$42,455	$40,983
Loss from discontinued operations, net of taxes	—	(754)	—	(27,892)
Net (loss) earnings	$(1,598)	$(2,144)	$42,455	$13,091

Net (loss) earnings from continuing operations per share:
Basic	$(0.10)	$(0.08)	$2.57	$2.49
Diluted	$(0.10)	$(0.08)	$2.55	$2.48
Loss from discontinued operations, net of taxes, per share:
Basic	$—	$(0.05)	$—	$(1.70)
Diluted	$—	$(0.05)	$—	$(1.69)
Net (loss) earnings per share:
Basic	$(0.10)	$(0.13)	$2.57	$0.80
Diluted	$(0.10)	$(0.13)	$2.55	$0.79
Weighted average shares outstanding:
Basic	16,531	16,457	16,516	16,451
Diluted	16,531	16,457	16,635	16,544
Dividends declared per share	$0.27	$0.25	$0.81	$0.75

Oxford Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	First Nine Months Fiscal 2016	First Nine Months Fiscal 2015
Cash Flows From Operating Activities:
Net earnings	$42,455	$13,091
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	29,070	25,438
Amortization of intangible assets	1,744	1,490
Equity compensation expense	5,332	3,758
Amortization of deferred financing costs	586	289
Loss on sale of discontinued operations	—	20,437
Deferred income taxes	6,008	(767)
Changes in working capital, net of acquisitions and dispositions:
Receivables, net	(2,204)	11,006
Inventories, net	10,118	808
Prepaid expenses	(6,510)	(6,888)
Current liabilities	(33,229)	(11,071)
Other non-current assets, net	(717)	593
Other non-current liabilities	654	10,428
Net cash provided by operating activities	$53,307	$68,612
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(91,960)	—
Purchases of property and equipment	(40,144)	(63,217)
(Working capital settlement) proceeds from sale related to discontinued operations	(2,029)	59,336
Other investing activities	(3,000)	(1,100)
Net cash used in investing activities	$(137,133)	$(4,981)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(339,560)	(272,953)
Proceeds from revolving credit arrangements	438,010	234,051
Deferred financing costs paid	(1,430)	—
Payment of contingent consideration amounts earned	—	(12,500)
Proceeds from issuance of common stock, net of equity awards withheld for taxes	(875)	991
Cash dividends declared and paid	(13,590)	(12,474)
Net cash provided by (used in) financing activities	$82,555	$(62,885)
Net change in cash and cash equivalents	$(1,271)	$746
Effect of foreign currency translation on cash and cash equivalents	299	531
Cash and cash equivalents at the beginning of year	6,323	5,281
Cash and cash equivalents at the end of the period	$5,351	$6,558
Supplemental disclosure of cash flow information:
Cash paid for interest, net	$2,067	$1,858
Cash paid for income taxes	$26,103	$32,141

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)

AS REPORTED	Third Quarter Fiscal 2016	Third Quarter Fiscal 2015	% Change	First Nine Months Fiscal 2016	First Nine Months Fiscal 2015	% Change
Tommy Bahama
Net sales	$126.0	$124.1	1.5%	$472.8	$462.6	2.2%
Gross profit	$73.9	$72.6	1.9%	$280.9	$278.3	0.9%
Gross margin	58.7%	58.5%		59.4%	60.2%
Operating (loss) income	$(7.1)	$(6.3)	(13.4)%	$26.8	$34.6	(22.7)%
Operating margin	(5.7)%	(5.1)%		5.7%	7.5%
Lilly Pulitzer
Net sales	$52.3	$44.1	18.8%	$186.8	$167.7	11.4%
Gross profit	$30.5	$25.9	17.5%	$121.2	$110.1	10.1%
Gross margin	58.3%	58.9%		64.9%	65.6%
Operating income	$6.2	$5.1	21.6%	$49.6	$42.4	17.2%
Operating margin	11.9%	11.6%		26.6%	25.3%
Lanier Apparel
Net sales	$35.1	$29.9	17.3%	$81.2	$78.6	3.3%
Gross profit	$9.4	$8.5	11.2%	$23.1	$23.1	(0.0)%
Gross margin	26.9%	28.4%		28.5%	29.4%
Operating income	$3.7	$3.0	22.5%	$6.6	$5.9	11.9%
Operating margin	10.5%	10.0%		8.1%	7.5%
Southern Tide
Net sales	$8.7	$—	NM	$19.3	$—	NM
Gross profit	$3.2	$—	NM	$7.5	$—	NM
Gross margin	36.8%	NA		39.1%	NA
Operating loss	$(0.5)	$—	NM	$(0.4)	$—	NM
Operating margin	(5.4)%	NA		(2.2)%	NA
Corporate and Other
Net sales	$0.3	$0.6	NM	$1.5	$0.8	NM
Gross profit	$1.2	$0.9	NM	$3.4	$1.9	NM
Operating loss	$(2.6)	$(3.0)	12.7%	$(12.2)	$(13.8)	11.7%
Consolidated
Net sales	$222.3	$198.6	11.9%	$761.5	$709.7	7.3%
Gross profit	$118.3	$107.9	9.6%	$436.1	$413.4	5.5%
Gross margin	53.2%	54.3%		57.3%	58.2%
SG&A	$121.7	$112.7	8.0%	$376.2	$355.3	5.9%
SG&A as % of net sales	54.7%	56.7%		49.4%	50.1%
Operating (loss) income	$(0.3)	$(1.2)	72.0%	$70.4	$69.1	1.9%
Operating margin	(0.1)%	(0.6)%		9.2%	9.7%
(Loss) earnings from continuing operations before income taxes	$(1.0)	$(1.6)	35.4%	$67.9	$67.1	1.1%
Net (loss) earnings from continuing operations	$(1.6)	$(1.4)	(15.0)%	$42.5	$41.0	3.6%
Net (loss) earnings from continuing operations per diluted share	$(0.10)	$(0.08)	(25.0)%	$2.55	$2.48	2.8%
Weighted average shares outstanding - diluted	16.5	16.5	0.4%	16.6	16.5	0.6%
ADJUSTMENTS
LIFO accounting adjustments(1)	$(1.0)	$(0.4)		$(2.3)	$0.0
Inventory step-up charges(2)	$1.0	$0.0		$2.1	$0.0
Amortization of Canadian intangible assets(3)	$0.4	$0.4		$1.1	$1.2
Amortization of Southern Tide intangible assets(4)	$0.2	$0.0		$0.4	$0.0
Transaction expenses for acquisition(5)	$0.0	$0.0		$0.8	$0.0
Distribution center integration charges(6)	$0.0	$0.0		0.5	$0.0
Impact of income taxes(7)	$(0.0)	$0.2		$(0.5)	$0.0
Adjustment to net (loss) earnings from continuing operations(8)	$0.5	$0.1		$2.0	$1.1

	Third Quarter Fiscal 2016	Third Quarter Fiscal 2015	% Change	First Nine Months Fiscal 2016	First Nine Months Fiscal 2015	% Change
AS ADJUSTED
Tommy Bahama
Net sales	$126.0	$124.1	1.5%	$472.8	$462.6	2.2%
Gross profit	$73.9	$72.6	1.9%	$280.9	$278.3	0.9%
Gross margin	58.7%	58.5%		59.4%	60.2%
Operating (loss) income	$(6.8)	$(5.9)	(14.2)%	$27.9	$35.8	(22.1)%
Operating margin	(5.4)%	(4.8)%		5.9%	7.7%
Lilly Pulitzer
Net sales	$52.3	$44.1	18.8%	$186.8	$167.7	11.4%
Gross profit	$30.5	$25.9	17.5%	$121.2	$110.1	10.1%
Gross margin	58.3%	58.9%		64.9%	65.6%
Operating income	$6.2	$5.1	21.6%	$49.6	$42.4	17.2%
Operating margin	11.9%	11.6%		26.6%	25.3%
Lanier Apparel
Net sales	$35.1	$29.9	17.3%	$81.2	$78.6	3.3%
Gross profit	$9.4	$8.5	11.2%	$23.1	$23.1	(0.0)%
Gross margin	26.9%	28.4%		28.5%	29.4%
Operating income	$3.7	$3.0	22.5%	$6.6	$5.9	11.9%
Operating margin	10.5%	10.0%		8.1%	7.5%
Southern Tide
Net sales	$8.7	$—	NM	$19.3	$—	NM
Gross profit	$4.2	$—	NM	$9.7	$—	NM
Gross margin	48.2%	NA		50.1%	NA
Operating income	$0.7	—	NM	$2.5	—	NM
Operating margin	7.8%	NA		13.1%	NA
Corporate and Other
Net sales	$0.3	$0.6	NM	$1.5	$0.8	NM
Gross profit	$0.2	$0.5	NM	$1.1	$1.9	NM
Operating loss	$(3.6)	$(3.4)	(6.8)%	$(13.7)	$(13.9)	0.9%
Consolidated
Net sales	$222.3	$198.6	11.9%	$761.5	$709.7	7.3%
Gross profit	$118.2	$107.5	10.0%	$436.0	$413.3	5.5%
Gross margin	53.2%	54.1%		57.2%	58.2%
SG&A	$121.1	$112.3	7.8%	$373.5	$354.2	5.4%
SG&A as % of net sales	54.5%	56.5%		49.0%	49.9%
Operating income (loss)	$0.2	$(1.2)	114.4%	$72.9	$70.2	3.9%
Operating margin	0.1%	(0.6)%		9.6%	9.9%
(Loss) earnings from continuing operations before income taxes	$(0.5)	$(1.7)	67.3%	$70.4	$68.2	3.2%
Net (loss) earnings from continuing operations	$(1.1)	$(1.3)	9.9%	$44.5	$42.1	5.5%
Net (loss) earnings from continuing operations per diluted share	$(0.07)	$(0.08)	12.5%	$2.67	$2.55	4.7%

	Third Quarter Fiscal 2016	Third Quarter Fiscal 2016	Third Quarter Fiscal 2015	First Nine Months Fiscal 2016	First Nine Months Fiscal 2015
	Actual	Guidance(9)	Actual	Actual	Actual
Net earnings (loss) from continuing operations per diluted share:
GAAP basis	$(0.10)	($0.12) - ($0.02)	$(0.08)	$2.55	$2.48
LIFO accounting adjustments(10)	(0.04)	0.00	(0.02)	(0.08)	(0.00)
Inventory step-up charges(11)	0.04	0.04	0.00	0.08	0.00
Amortization of Canadian intangible assets(12)	0.02	0.02	0.02	0.07	0.07
Amortization of Southern Tide intangible assets(13)	0.01	0.01	0.00	0.01	0.00
Transaction expenses for acquisition(14)	0.00	0.00	0.00	0.03	0.00
Distribution center integration charges (15)	0.00	0.00	0.00	0.02	0.00
As adjusted(8)	$(0.07)	($0.05) - $0.05	$(0.08)	$2.67	$2.55

	Fourth Quarter Fiscal 2016	Fourth Quarter Fiscal 2015	Fiscal 2016	Fiscal 2015
	Guidance(16)	Actual	Guidance(16)	Actual
Net earnings (loss) from continuing operations per diluted share:
GAAP basis	$0.77 - $0.92	$1.06	$3.31 - 3.46	$3.54
LIFO accounting adjustments(10)	0.00	0.01	(0.08)	0.01
Inventory step-up charges(11)	0.03	0.00	0.11	0.00
Amortization of Canadian intangible assets(12)	0.02	0.02	0.09	0.09
Amortization of Southern Tide intangible assets(13)	0.01	0.00	0.02	0.00
Transaction expenses for acquisition(14)	0.00	0.00	0.03	0.00
Distribution center integration charges (15)	0.00	0.00	0.02	0.00
As adjusted(8)	$0.83 - $0.98	$1.09	$3.50 - 3.65	$3.64

(1) LIFO accounting adjustments represent the impact on cost of goods sold resulting from LIFO accounting adjustments. LIFO accounting adjustments are included in Corporate and Other.
(2) Inventory step-up charges represent the impact of purchase accounting adjustments resulting from the step-up of inventory at acquisition related to the Southern Tide acquisition. These inventory step-up charges are included in cost of goods sold in Southern Tide.
(3) Amortization of Canadian intangible assets represents the amortization related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition. Amortization of Tommy Bahama Canadian intangible assets are included in SG&A in Tommy Bahama.
(4) Amortization of Southern Tide intangible assets represents the amortization related to the intangible assets acquired as part of the Southern Tide acquisition. Amortization of Southern Tide intangible assets are included in SG&A in Southern Tide.
(5) Transaction expenses for acquisition represent the transaction costs associated with the Southern Tide acquisition. These transaction expenses for acquisition are included in SG&A in Corporate and Other.
(6) Distribution center integration charges represent the impact resulting from the one-time charges related to transitioning Southern Tide's distribution center functions.
(7) Impact of income taxes represents the estimated tax impact of the above adjustments based on the applicable estimated effective tax rate on current year earnings in the respective jurisdiction, before any discrete items.
(8) Amounts in columns may not add due to rounding.
(9) Guidance as issued on August 31, 2016.
(10) LIFO accounting adjustments represent the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from LIFO accounting adjustments. No estimate for future LIFO accounting adjustments are reflected in the guidance for any period presented.
(11) Inventory step-up charges represent the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from inventory step-up charges. Inventory step-up charges, before income taxes, for the Fourth Quarter of Fiscal 2016 and Full Year Fiscal 2016 are estimated as $0.9 million and $3.0 million, respectively.
(12) Amortization of Canadian intangible assets represents the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from the amortization of intangible assets acquired as part of the Tommy Bahama Canada acquisition. Amortization of Canadian intangible assets, before income taxes, for the Fourth Quarter of Fiscal 2016 and Full Year Fiscal 2016 are estimated as $0.3 million and $1.5 million, respectively.
(13) Amortization of Southern Tide intangible assets represents the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from the amortization of intangible assets acquired as part of the Southern Tide acquisition. Amortization of Southern Tide intangible assets, before income taxes, for the Fourth Quarter of Fiscal 2016 and Full Year Fiscal 2016 are estimated as $0.2 million and $0.5 million, respectively.
(14) Transaction expenses for acquisition represent the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from the transaction costs associated with the Southern Tide acquisition. No additional transaction expenses for acquisition for Southern Tide are anticipated during Fiscal 2016, resulting in the $0.8 million of expenses incurred in the First Quarter of Fiscal 2016 being the only expected costs for the year.
(15) Distribution center integration charges represent the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from one-time charges related to transitioning Southern Tide's distribution center functions during the Second Quarter of Fiscal 2017. No other such costs are anticipated in other quarters during Fiscal 2016.
(16) Guidance as issued on December 6, 2016.

Comparable Store Sales Change
The Company's disclosures about comparable store sales include sales from its full-price stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales. Prior period comparable store sales changes are as previously disclosed.
	Q1	Q2	Q3	Q4	Full Year
Tommy Bahama
Fiscal 2016	(13)%	7%	(6)%	—	—
Fiscal 2015	8%	3%	(5)%	2%	3%
Fiscal 2014	(1)%	4%	2%	8%	4%
Lilly Pulitzer
Fiscal 2016	1%	(1)%	12%	—	—
Fiscal 2015	20%	41%	27%	13%	27%
Fiscal 2014	34%	19%	7%	9%	19%

Retail Location Count
	Beginning of Year	End of Q1	End of Q2	End of Q3	End of Q4
Tommy Bahama
Fiscal 2016
Full-price	107	109	111	113	—
Retail-restaurant	16	16	16	16	—
Outlet	41	41	41	41	—
Total	164	166	168	170	—
Fiscal 2015
Full-price	101	100	104	107	107
Retail-restaurant	15	15	15	16	16
Outlet	41	41	42	41	41
Total	157	156	161	164	164

Lilly Pulitzer
Fiscal 2016
Full-price	34	34	37	39	—
Fiscal 2015
Full-price	28	30	33	34	34

Contact:
Anne M. Shoemaker
Telephone: (404) 653-1455
Fax: (404) 653-1545
E-mail: InvestorRelations@oxfordinc.com